Exhibit 10.141

DocuSign Envelope ID: 51018FD9-D4D3-41D5-8B07-62520C1DFFCE

MAVEN

May 1, 2020

Josh Jacobs

Director Agreement - Strategic Financing Addendum

Dear Josh

We refer to the Director Agreement dated as of January 1, 2020 (the "**Agreement**") by and between you and TheMaven, Inc., a Delaware corporation (the "**Company**"). Capitalized terms used herein shall have the meanings ascribed them in the Agreement.

You and the Company hereby agree that the "Services" shall be expanded to include the additional services set forth on Exhibit A hereto, commencing on the date hereof and terminating upon written notice of termination from either you or the Company to the other (the "**Expanded Service Period**").

During the Expanded Service Period, you shall be entitled to additional compensation of $20,000 per month, pro rata for partial months, which shall be payable monthly in arrears.

In all other respects the Agreement shall remain unchanged and in full force and effect.

Very truly yours,

DocuSigned by:
57E388C3CFC43D
James Heckman, CEO

Please sign below indicating your acceptance of the above terms and conditions for the position.

DocuSigned by:
Joshua Jacobs
B476B9E45A5A41C
Josh Jacobs

6/9/2020
Date

Exhibit A

Additional Services

- Working with the Company's CEO, executive team and the board of directors to:
    - Develop new corporate positioning and communications materials in connection with financings, moving from the OTC to listing on a national securities exchange
    - Advise on strategic plans for new corporate development and financing.
- Work to be conducted on a part time basis, in addition to normal board duties, and is expected to account for on average half of director's professional time during the Additional Service Period.